As filed with the Securities and Exchange Commission on November 19, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AutoNation, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	73-1105145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 SW 1st Ave Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

AUTONATION, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Jonathan P. Ferrando

Executive Vice President,

General Counsel and Secretary

AutoNation, Inc.

200 SW 1st Ave

Fort Lauderdale, Florida 33301

(Name and address of agent for service)

954-769-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$ 50,000,000.00	100%	$ 50,000,000.00	$ 3,565.00

(1)	The Deferred Compensation Obligations are unsecured obligations of AutoNation, Inc. to pay deferred compensation in the future in accordance with the terms of the AutoNation, Inc. Deferred Compensation Plan.
(2)	Estimated solely for the purpose of determining the registration fee.

EXPLANATORY NOTE

On November 30, 2005, AutoNation, Inc., a Delaware corporation (the “Company”) filed a Registration Statement on Form S-8, Registration No. 333-130019 (the “Prior Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to register $50,000,000 of unsecured obligations (the “Obligations”) of the Company to pay deferred compensation in accordance with the terms of the AutoNation, Inc. Deferred Compensation Plan (the “Plan”). On November 16, 2010, the Plan was amended primarily to add non-employee members of the Company’s Board of Directors as eligible participants to allow them to defer all or a portion of their annual and committee retainer fees under the Plan. The Company is filing this Registration Statement on Form S-8 to update the description of the Plan and to register an additional $50,000,000 of Obligations. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, except as otherwise updated or modified in this Registration Statement, are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been previously filed by the Company with the Commission, are hereby incorporated by reference herein:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

(2) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

(3) The Company’s Current Reports on Form 8-K, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, filed with the Commission on February 9, 2010, February 24, 2010, March 12, 2010, March 31, 2010, April 1, 2010, April 15, 2010, April 28, 2010, May 5, 2010, May 20, 2010, May 26, 2010 and August 16, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

This Registration Statement covers deferred compensation obligations of the Company under the AutoNation, Inc. Deferred Compensation Plan (the “Plan”).

Following is a summary of the Plan, which is qualified in its entirety by reference to the Plan document, a copy of which has been filed as Exhibit 10.1 to this Registration Statement. The purpose of the Plan is to allow a select group of non-employee directors, management and highly-compensated employees to defer receipt of compensation pursuant to agreements specifying the deferral of director fees, base salary, bonus or commissions approved by the plan administrator. The deferred compensation obligations (the “Obligations”) of the Company under such agreements will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan.

The amounts of the Obligations include compensation deferred by participants, Company discretionary contributions for employees (if any) and investment returns, positive or negative, thereon that are credited to the account(s) in accordance with the terms of the Plan. Each Obligation is payable in cash either in a lump sum distribution or in installments following a participant’s retirement, termination of employment, death, disability (for employees only) or on such other date(s) as may be selected by an employee participant at the time of his or her compensation deferral election. In the event of an unforeseeable emergency, an employee participant may be permitted an earlier cash distribution.

Investment returns on the Obligations are based on one or more investment funds selected by a participant from among those made available by the Deferred Compensation Committee appointed by the Board of Directors, which committee administers the Plan, and such selected investment funds may vary from time to time. Each participant’s Obligation will be adjusted to reflect the positive or negative investment result of the selected investment option. However, at no time will any participant have an actual ownership interest in the selected investment.

The Plan may be amended, modified or terminated at any time, provided that such amendment, modification or termination may not adversely affect benefits already accrued without the consent of the affected participants. In no event will payments be made to participants as a result of a termination of the Plan in violation of the regulations promulgated under Code section 409A of the Internal Revenue Code of 1986, as amended. There is no trading market for the Obligations.

The Obligations are not, prior to payment, subject in any manner, either voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except by a written designation of a beneficiary under the Plan, by written will, by the laws of descent and distribution or in accordance with a domestic relations order.

The Obligations are not convertible into any other security of the Company. Other than a trustee under a grantor trust established by the Company, no trustee has been appointed to take action with respect to the Obligations, and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the securities being registered pursuant to this Registration Statement has been passed upon by C. Coleman Edmunds, Senior Vice President, Deputy General Counsel and Assistant Secretary of the Company. Mr. Edmunds holds options to purchase the Company’s common stock, owns shares of the Company’s common stock and is a participant in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Board shall have all powers and authority which may be granted to a board of directors of a corporation under the Delaware General Corporation Law (the “DGCL”) to provide indemnification for directors, officers, employees, and/or agents of the Company to the fullest extent permitted by law, subject however, to the rules against limitation on liability of directors as set forth in Section 102 of the DGCL, as amended from time to time.

In accordance with the requirements of Section 102 of the DGCL, the Certificate of Incorporation further provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach by a director of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated By-Laws of the Company (the “By-Laws”) provide for a series of indemnification powers and procedures that follow the language of Section 145 of the DGCL. Article VII of the By-Laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The By-Laws provide that the Company’s obligation to indemnify directors and officers of the Company applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made (i) unless the indemnified person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or (ii) in the event such person seeking indemnity was adjudged to be liable to the Company, unless the court, in its discretion, believes that in light of all the circumstances indemnification should nonetheless apply.

The By-Laws provide that the Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those rights conferred to directors and officers of the Company under Article VII.

The By-Laws provide that any decision as to indemnification, unless ordered by a court, shall be made: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding (“disinterested directors”), even though less than a quorum; (b) by a committee of disinterested directors designated by a majority vote of all disinterested directors, even though less than a quorum; (c) if there are no such disinterested directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. However, the By-Laws provide that a present or former director or officer of the Company who has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification would be appropriate as described above shall be indemnified without the necessity of authorization in the specific case.

The By-Laws provide that the Company shall pay expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer.

The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

The above summary is qualified in its entirety by reference to the complete text of the DGCL, Certificate of Incorporation and the By-Laws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

5.1	Opinion of C. Coleman Edmunds, Senior Vice President, Deputy General Counsel and Assistant Secretary of AutoNation, Inc.

10.1	AutoNation, Inc. Deferred Compensation Plan, as amended and restated.

23.1	Consent of KPMG LLP.

23.3	Consent of C. Coleman Edmunds (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

ITEM 9. REQUIRED UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on November 19, 2010.

AutoNation, Inc.

By:	/s/ Michael J. Jackson
Name:	Michael J. Jackson
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the individuals whose signature appears below hereby constitute and appoint Michael J. Jackson and Jonathan P. Ferrando, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/S/ MICHAEL J. JACKSON	Chairman of the Board and Chief Executive	November 19, 2010
Michael J. Jackson	Officer
(Principal Executive Officer)

/S/ MICHAEL J. SHORT	Executive Vice President and Chief Financial	November 19, 2010
Michael J. Short	Officer
(Principal Financial Officer)

/S/ MICHAEL J. STEPHAN	Vice President — Corporate Controller	November 19, 2010
Michael J. Stephan	(Principal Accounting Officer)

/S/ ROBERT J. BROWN
Robert J. Brown	Director	November 19, 2010

/S/ RICK L. BURDICK	Director	November 19, 2010
Rick L. Burdick

/S/ WILLIAM C. CROWLEY	Director	November 19, 2010
William C. Crowley

/S/ DAVID B. EDELSON	Director	November 19, 2010
David B. Edelson

/S/ ROBERT R. GRUSKY	Director	November 19, 2010
Robert R. Grusky

/S/ MICHAEL LARSON	Director	November 19, 2010
Michael Larson

/S/ MICHAEL E. MAROONE	Director, President and Chief Operating Officer	November 19, 2010
Michael E. Maroone

/S/ CARLOS A. MIGOYA	Director	November 19, 2010
Carlos A. Migoya

EXHIBIT INDEX

5.1	Opinion of C. Coleman Edmunds, Senior Vice President, Deputy General Counsel and Assistant Secretary of AutoNation, Inc.

10.1	AutoNation, Inc. Deferred Compensation Plan, as amended and restated.

23.1	Consent of KPMG LLP.

23.3	Consent of C. Coleman Edmunds (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).